CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Debt Securities	$29,502,000	$3,428.13

(1) Calculated in accordance with Rule 457 (r) of the Securities Act of 1933, as amended.

PRICING SUPPLEMENT Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-180289 Dated November 25, 2014

HSBC USA Inc. Airbag Autocallable Yield Optimization Notes

$11,150,000 Notes Linked to the Common Stock of Chicago Bridge & Iron Company N.V. due on November 30, 2015

$3,307,000 Notes Linked to the Common Stock of Tableau Software, Inc. due on November 30, 2015

$5,605,000 Notes Linked to the Common Stock of Facebook, Inc. due on November 30, 2015

$5,263,000 Notes Linked to the Common Stock of Medivation, Inc. due on November 30, 2015

$4,177,000 Notes Linked to the Common Stock of Vertex Pharmaceuticals Incorporated due on November 30, 2015

Investment Description

These Airbag Autocallable Yield Optimization Notes (the ‘‘Notes’’) are senior unsecured debt securities issued by HSBC USA Inc. (“HSBC”) with returns linked to the performance of the common stock of a specific company described herein (the ‘‘Reference Stock”). The Notes will rank equally with all of our other unsecured and unsubordinated debt obligations. HSBC will pay you a monthly coupon regardless of the performance of the Reference Stock. HSBC will automatically call the Notes if the Official Closing Price of the Reference Stock on any Observation Date is greater than or equal to the Initial Price. If the Notes are called, HSBC will pay you the Principal Amount of your Notes plus the applicable coupon for that date, and no further amounts will be owed to you under the Notes. If the Notes are not called prior to maturity and the Final Price of the Reference Stock is greater than or equal to the Conversion Price, HSBC will pay you a cash payment at maturity equal to the Principal Amount of your Notes plus the final coupon on the Maturity Date. If the Final Price of the Reference Stock is less than the Conversion Price, in addition to the final coupon in cash, HSBC will deliver to you a number of shares of the applicable Reference Stock equal to the Principal Amount per Note divided by the applicable Conversion Price (the “Share Delivery Amount”) for each Note (subject to adjustment, as described below). Investing in the Notes involves significant risks. You may lose some or all of your Principal Amount. In exchange for receiving a coupon on the Notes, you are accepting the risk of receiving a number of shares of the applicable Reference Stock per Note at maturity that are worth less than your Principal Amount. Generally, the higher the Coupon Rate on a Note, the greater the risk of loss on that Note. The contingent repayment of principal applies only if you hold the Notes to maturity. Payments on the Notes, including any repayment of principal, are subject to the creditworthiness of HSBC. If HSBC were to default on its payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment.

Features

❑	Coupon: Regardless of the performance of the applicable Reference Stock, HSBC will pay a monthly coupon, unless the Notes have been previously automatically called. In exchange for receiving the monthly coupon on the Notes, you are accepting the risk of receiving shares of the applicable Reference Stock per Note at maturity that are worth less than your Principal Amount.

❑	Automatically Callable: HSBC will automatically call the Notes and pay you the Principal Amount of your Notes plus the applicable coupon if the Official Closing Price of the Reference Stock on any quarterly Observation Date is greater than or equal to the Initial Price. No further amounts will be owed to you after the Notes are called.

❑	Contingent Repayment of Principal Amount at Maturity: If the Notes have not been previously called and the Official Closing Price of the Reference Stock on the Final Valuation Date is not less than the Conversion Price, HSBC will pay you the Principal Amount plus the final coupon at maturity. If the Official Closing Price of the Reference Stock on the Final Valuation Date is less than the Conversion Price, HSBC will deliver to you the Share Delivery Amount at maturity for each of your Notes, which is expected to be worth less than your Principal Amount and may have no value at all. The contingent repayment of principal only applies if you hold the Notes until maturity. Payments on the Notes, including any repayment of principal, are subject to the creditworthiness of HSBC.

Key Dates

Trade Date	November 25, 2014
Settlement Date	November 28, 2014
Observation Dates[1]	Quarterly
Final Valuation Date[1]	November 24, 2015
Maturity Date[1]	November 30, 2015

1 See page 4 for additional details

The Notes are significantly riskier than conventional debt INSTRUMENTS. the terms of the securities may not obligate HSBC TO REPAY THE FULL PRINCIPAL AMOUNT OF THE NOTES. the Notes CAN have the full downside MARKET risk of the Relevant Reference Stock, WHICH CAN RESULT IN A LOSS OF SOME OR ALL OF the principal amount at maturity. This MARKET risk is in addition to the CREDIT risk INHERENT IN PURCHASING a DEBT OBLIGATION OF hsbc.  You should not PURCHASE the Notes if you do not understand or are not comfortable with the significant risks INVOLVED in INVESTING IN the Notes.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER ‘‘KEY RISKS’’ BEGINNING ON PAGE 6 OF THIS PRICING SUPPLEMENT AND THE MORE DETAILED ‘‘RISK FACTORS’’ BEGINNING ON PAGE S-1 OF THE ACCOMPANYING STOCK-LINKED UNDERLYING SUPPLEMENT AND BEGINNING ON PAGE S-3 OF THE ACCOMPANYING PROSPECTUS SUPPLEMENT BEFORE PURCHASING ANY OF THE NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES.

Note Offerings

These terms relate to five separate Notes we are offering. The Notes are offered at a minimum investment of $1,000 and integral multiples thereof. Each Note is linked to the common stock of a different company, and each of the Notes has its own Coupon Rate, Initial Price, and Conversion Price. The performance of one Note will not depend on the performance of any other Note.

Reference Stock	Coupon Rate	Initial Price	Conversion Price	CUSIP	ISIN
Common stock of Chicago Bridge & Iron Company N.V. (“CBI”)	6.00% per annum	$54.89	$46.66, 85.00% of the Initial Price	40434F702	US40434F7024
Common stock of Tableau Software, Inc. (“DATA”)	9.23% per annum	$82.13	$61.60, 75.00% of the Initial Price	40434F801	US40434F8014
Common stock of Facebook, Inc. (“FB”)	7.00% per annum	$75.63	$64.29, 85.00% of the Initial Price	40434F884	US40434F8840
Common stock of Medivation, Inc. (“MDVN”)	9.50% per annum	$112.26	$84.20, 75.00% of the Initial Price	40434F876	US40434F8766
Common stock of Vertex Pharmaceuticals Incorporated (“VRTX”)	9.00% per annum	$114.19	$93.64, 82.00% of the Initial Price	40434F868	US40434F8683

See “Additional Information about HSBC USA Inc. and the Notes” on page 2 of this pricing supplement. The Notes offered will have the terms specified in the accompanying prospectus dated March 22, 2012, the accompanying prospectus supplement dated March 22, 2012, the accompanying stock-linked underlying supplement dated March 22, 2012 and the terms set forth herein.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this document, the accompanying prospectus, prospectus supplement or stock-linked underlying supplement. Any representation to the contrary is a criminal offense. The Notes are not deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency of the United States or any other jurisdiction.

The Notes will not be listed on any U.S. securities exchange or quotation system. HSBC Securities (USA) Inc., an affiliate of HSBC USA Inc., will purchase the Notes from HSBC USA Inc. for distribution to UBS Financial Services Inc., acting as agent. See “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this pricing supplement for a description of the distribution arrangement.

The Estimated Initial Value of the Notes on the Trade Date is $973.50 per Note with respect to the Notes linked to CBI, $970.80 per Note with respect to the Notes linked to DATA, $982.40 per Note with respect to the Notes linked to FB, $970.20 per Note with respect to the Notes linked to MDVN, and $969.60 per Note with respect to the Notes linked to VRTX, each of which is less than the price to public. The market value of the Securities at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated Initial Value” on page 4 and “Key Risks” beginning on page 5 of this document for additional information.

	Price to Public(1)		Underwriting Discount		Proceeds to Us
Notes Linked to:	Total	Per Note	Total	Per Note	Total	Per Note
Common Stock of Chicago Bridge & Iron Company N.V.	$11,150,000	$1,000	$167,250	$15	$10,982,750	$985
Common Stock of Tableau Software, Inc.	$3,307,000	$1,000	$49,605	$15	$3,257,395	$985
Common Stock of Facebook, Inc.	$5,605,000	$1,000	$84,075	$15	$5,520,925	$985
Common stock of Medivation, Inc.	$5,263,000	$1,000	$78,945	$15	$5,184,055	$985
Common stock of Vertex Pharmaceuticals Incorporated	$4,177,000	$1,000	$62,655	$15	$4,114,345	$985

(1). See “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this pricing supplement.

The Notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

UBS Financial Services Inc.	HSBC Securities (USA) Inc.

Additional Information about HSBC USA Inc. and the Notes

This pricing supplement relates to five separate Note offerings, each linked to one of the Reference Stocks identified on the cover page. As a purchaser of a Note, you will acquire an investment instrument linked to the Reference Stock. Although each Note offering relates to one of the Reference Stocks identified on the cover page, you should not construe that fact as a recommendation of the merits of acquiring an investment linked to any of the Reference Stocks, or as to the suitability of an investment in the Notes.

You should read this document together with the prospectus dated March 22, 2012, the prospectus supplement dated March 22, 2012 and the stock-linked underlying supplement dated March 22, 2012. If the terms of the Notes offered hereby are inconsistent with those described in the accompanying stock-linked underlying supplement, prospectus supplement or prospectus, the terms described in this pricing supplement shall control. You should carefully consider, among other things, the matters set forth in “Key Risks” beginning on page 6 of this pricing supplement and in “Risk Factors” beginning on page S-3 of the prospectus supplement and beginning on page S-1 of the accompanying stock-linked underlying supplement, as the Notes involve risks not associated with conventional debt securities. HSBC urges you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

HSBC USA Inc. has filed a registration statement (including a prospectus, a prospectus supplement and the stock-linked underlying supplement) with the SEC for the offerings to which this pricing supplement relates. Before you invest, you should read the prospectus, prospectus supplement and stock-linked underlying supplement in that registration statement and other documents HSBC USA Inc. has filed with the SEC for more complete information about HSBC USA Inc. and these offerings. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and Stock-linked underlying supplement if you request them by calling toll-free 1-866-811-8049.

You may access these documents on the SEC’s web site at www.sec.gov as follows:

♦	Stock-linked underlying supplement dated March 22, 2012: http://www.sec.gov/Archives/edgar/data/83246/000114420412016685/v306693_424b2.htm
♦	Prospectus supplement dated March 22, 2012: http://www.sec.gov/Archives/edgar/data/83246/000104746912003151/a2208335z424b2.htm
♦	Prospectus dated March 22, 2012: http://www.sec.gov/Archives/edgar/data/83246/000104746912003148/a2208395z424b2.htm

As used herein, references to the “Issuer,” “HSBC”, “we,” “us” and “our” are to HSBC USA Inc. References to the “stock-linked underlying supplement” mean the stock-linked underlying supplement dated March 22, 2012, references to the “prospectus supplement” mean the prospectus supplement dated March 22, 2012 and references to “accompanying prospectus” mean the HSBC USA Inc. prospectus, dated March 22, 2012.

2

Investor Suitability

The Notes may be suitable for you if:	The Notes may not be suitable for you if:

♦   You fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire Principal Amount.

♦   You are willing to make an investment where you could lose some or all of your Principal Amount and are willing to make an investment that may have the full downside market risk of an investment directly in the Reference Stock.

♦   You believe that the Final Price of the relevant Reference Stock will be greater than or equal to its Conversion Price, but you can tolerate receiving a number of shares of the applicable Reference Stock per Note at maturity worth less than your Principal Amount or that may have no value at all if the Notes are not called and the Final Price is below the Conversion Price.

♦   You can tolerate fluctuations in the value of the Notes prior to maturity that may be similar to or exceed the downside price fluctuations of the applicable Reference Stock.

♦   You understand and accept that you will not participate in any appreciation in the price of the Reference Stock, and your potential return is limited to the Coupon Payments.

♦   You are willing to invest in the Notes based on the Coupon Rate indicated on the cover hereof.

♦   You are willing to hold the Notes that will be automatically called on any Observation Date, on which the Official Closing Price of the relevant Reference Stock is greater than or equal to its Initial Price, or you are otherwise willing to hold the Notes to maturity and do not seek an investment for which there is an active secondary market.

♦   You are willing to accept the risk and return profile of the Notes versus a conventional debt security with a comparable maturity issued by HSBC or another issuer with a similar credit rating.

♦   You are willing to forgo dividends paid on the Reference Stock.

♦   You are willing to assume the credit risk associated with HSBC, as Issuer of the Notes, and understand that if HSBC defaults on its obligations, you may not receive any amounts due to you, including any repayment of principal.

♦   You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire Principal Amount.

♦   You seek an investment that is designed to return your full Principal Amount at maturity.

♦   You are not willing to make an investment in which you could lose some or all of your Principal Amount and you are not willing to make an investment that may have the full downside market risk of an investment in the Reference Stock.

♦   You believe that the Final Price of the relevant Reference Stock will be less than its Conversion Price, which could result in a total loss of your Principal Amount.

♦   You cannot tolerate receiving a number of shares of the applicable Reference Stock per Note at maturity worth less than your Principal Amount or that may have no value at all.

♦   You are not willing to accept the risks of owning equities in general and the applicable Reference Stock in particular.

♦   You cannot tolerate fluctuations in the value of the Notes prior to maturity that may be similar to or exceed the downside price fluctuations of the applicable Reference Stock.

♦   You seek an investment that participates in the full appreciation in the price of the Reference Stock or that has unlimited return potential.

♦   You are unwilling to invest in the Notes based on the Coupon Rate indicated on the cover hereof.

♦   You are unable or unwilling to hold the Notes that will be automatically called on any Observation Date, on which the Official Closing Price of the relevant Reference Stock is greater than or equal to its Initial Price, or you are otherwise unable or unwilling to hold the Notes to maturity and seek an investment for which there will be an active secondary market.

♦   You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating.

♦   You prefer to receive the dividends paid on the Reference Stock.

♦   You are not willing or are unable to assume the credit risk associated with HSBC, as Issuer of the Notes, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review carefully the "Key Risks" beginning on page 6 of this pricing supplement and the more detailed “Risk Factors” beginning on page S-1 of the stock-linked underlying supplement and beginning on page S-3 of the accompanying prospectus supplement.

3

Final Terms

Issuer	HSBC USA Inc. (“HSBC”)
Principal Amount	$1,000 per Note
Term	Approximately one year, unless earlier called.
Trade Date	November 25, 2014
Settlement Date	November 28, 2014
Final Valuation Date	November 24, 2015, subject to adjustment if a Market Disruption Event occurs, as described under “Additional Note Terms—Valuation Dates” in the accompanying stock-linked underlying supplement.
Maturity Date	November 30, 2015, subject to adjustment if a Market Disruption Event occurs, as described under “Additional Note Terms—Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying stock-linked underlying supplement.
Reference Stock

Common stock of Chicago Bridge & Iron Company N.V. (Ticker: CBI)

Common stock of Tableau Software, Inc. (Ticker: DATA)

Common stock of Facebook, Inc. (Ticker: FB)

Common stock of Medivation, Inc. (Ticker: MDVN)

Common stock of Vertex Pharmaceuticals Incorporated (Ticker: VRTX)

Automatic Call Feature

The Notes will be automatically called if the Official Closing Price of the relevant Reference Stock on any Observation Date is greater than or equal to its Initial Price.

If the Notes are called, HSBC will pay you on the applicable Call Settlement Date a cash payment per Note equal to your Principal Amount plus the coupon applicable for that date. No further amounts will be owed to you under the Notes.

Observation Dates[1]	February 25, 2015, May 27, 2015, August 27, 2015 and November 24, 2015 (Final Valuation Date)
Call Settlement Dates	Two business days following the relevant Observation Date, except that the Call Settlement Date for the final Observation Date will be the Maturity Date. Each Call Settlement Date will occur on a Coupon Payment Date for the Notes.
Coupon Payment

The Coupon Payments will be made in 12 equal installments regardless of the performance of the relevant Reference Stock, unless the Notes were earlier called.

The Coupon Rate is (i) 6.00% per annum for Notes linked to the common stock of Chicago Bridge & Iron Company N.V.; (ii) 9.23% per annum for Notes linked to the common stock of Tableau Software, Inc.; (iii) 7.00% per annum for Notes linked to the common stock of Facebook, Inc.; (iv) 9.50% per annum for Notes linked to the common stock of Medivation, Inc.; and (v) 9.00% per annum for Notes linked to the common stock of Vertex Pharmaceuticals Incorporated.

1st Installment through 12th Installment (if not earlier called)

For Notes linked to the common stock of Chicago Bridge & Iron Company N.V.: 0.5000%, or $5.0000 per Note.

For Notes linked to the common stock of Tableau Software, Inc.: 0.7692%, or $7.6917 per Note.

For Notes linked to the common stock of Facebook, Inc.: 0.5833%, or $5.8333 per Note.

For Notes linked to the common stock of Medivation, Inc.: 0.7917%, or $7.9167 per Note.

For Notes linked to the common stock of Vertex Pharmaceuticals Incorporated: 0.7500%, or $7.5000 per Note.

Coupon Payment Dates	December 31, 2014	June 30, 2015
	January 30, 2015	July 31, 2015
	February 27, 2015*	August 31, 2015*
	March 31, 2015	September 30, 2015
	April 30, 2015	October 30, 2015
	May 29, 2015*	November 30, 2015* (the Maturity Date)
* Corresponding Call Settlement Dates for the applicable quarterly Observation Dates.
Payment at Maturity (per $1,000 Note)

If the Notes are not called, you will receive a payment on the Maturity Date calculated as follows:

If the Final Price is greater than or equal to the Conversion Price, HSBC will pay you a cash payment on the Maturity Date equal to $1,000 per $1,000 in Principal Amount plus the final Coupon Payment.[2]

If the Final Price is less than the Conversion Price, in addition to the final Coupon Payment in cash, HSBC will deliver to you at maturity a number of shares of the applicable Reference Stock equal to the Share Delivery Amount (subject to adjustments) for each Note you own plus accrued and unpaid Coupon Payments. The Share Delivery Amount is expected to be worth less than the Principal Amount and may have a value equal to $0.

Share Delivery Amount[3]

For Notes linked to the common stock of Chicago Bridge & Iron Company N.V.: 21.4316 shares per Note.

For Notes linked to the common stock of Tableau Software, Inc.: 16.2338 shares per Note.

For Notes linked to the common stock of Facebook, Inc.: 15.5545 shares per Note.

For Notes linked to the common stock of Medivation, Inc.: 11.8765 shares per Note.

For Notes linked to the common stock of Vertex Pharmaceuticals Incorporated: 10.6792 shares per Note.

Each of which is the number of shares of the applicable Reference Stock per $1,000 in Principal Amount equal to $1,000 divided by the applicable Conversion Price. The Share Delivery Amount for each Note is subject to adjustment upon the occurrence of certain corporate events affecting the Reference Stock. See “Additional Note Terms — Antidilution and Reorganization Adjustments” in the stock-linked underlying supplement.

1 Each Observation Date and Call Settlement Date is subject to postponement in the event of a Market Disruption Event or non-trading day, as described under “Additional Note Terms—Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying stock-linked underlying supplement.

2 Contingent repayment of principal is dependent on the ability of HSBC USA Inc. to satisfy its obligations when they come due.

3 If you receive the Share Delivery Amount at maturity, we will pay cash in lieu of delivering any fractional shares in an amount equal to that fraction multiplied by the Final Price of the relevant Reference Stock.

4

Conversion Price

For the Notes linked to Chicago Bridge & Iron Company N.V., $46.66, which is 85.00% of the Initial Price, rounded to two decimal places.

For the Notes linked to Tableau Software, Inc., $61.60, which is 75.00% of the Initial Price, rounded to two decimal places.

For the Notes linked to Facebook, Inc., $64.29, which is 85.00% of the Initial Price, rounded to two decimal places.

For the Notes linked to Medivation, Inc., $84.20, which is 75.00% of the Initial Price, rounded to two decimal places.

For the Notes linked to Vertex Pharmaceuticals Incorporated, $93.64, which is 82.00% of the Initial Price, rounded to two decimal places.

Initial Price	The Official Closing Price of one share of the relevant Reference Stock on the Trade Date, as set forth on the cover page of this pricing supplement.
Final Price	The Official Closing Price of one share of the relevant Reference Stock on the Final Valuation Date.
Official Closing Price	On any scheduled trading day, the last reported sale price of the Reference Stock on the relevant exchange, as determined by the Calculation Agent (subject to adjustment as described under “Additional Note Terms—Antidilution and Reorganization Adjustments” in the accompanying stock-linked underlying supplement).
Calculation Agent	HSBC USA Inc. or one of its affiliates.
Estimated Initial Value	The Estimated Initial Value of the Notes is less than the price you pay to purchase the Notes. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market, if any, at any time. See “Risk Factors — The Estimated Initial Value of the Notes, Which Was Determined By Us on the Trade Date, Is Less than the Price to Public and May Differ from the Market Value of the Notes in the Secondary Market, if Any.”
Business Day	A “business day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in the City of New York.
Payment When Offices or Settlement Systems Are Closed	If any payment is due on the Notes on a day that would otherwise be a “business day” but is a day on which the office of a paying agent or a settlement system is closed, we will make the payment on the next business day when that paying agent or system is open. Any such payment will be deemed to have been made on the original due date, and no additional payment will be made on account of the delay.

Investment Timeline

Investing in the Notes involves significant risks. You may lose some or all of your principal amount, AS YOU MAY RECEIVE SHARES AT MATURITY THAT ARE WORTH LESS THAN YOUR PRINCIPAL AMOUNT OR THAT HAVE NO VALUE AT ALl. paymentS on the Notes, including any repayment of principal, ARE subject to the creditworthiness of HSBC. If HSBC were to default on its payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment.

5

Key Risks

An investment in the Notes involves significant risks. Some of the risks that apply to the Notes are summarized here. However, HSBC urges you to read the more detailed explanation of risks relating to the Notes generally in the “Risk Factors” section of the accompanying stock-linked underlying supplement and the accompanying prospectus supplement. HSBC also urges you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

♦	Risk of Loss at Maturity – The Notes differ from ordinary debt securities in that HSBC will not necessarily pay the full Principal Amount of the Notes. If the Notes are not called, HSBC will only pay you the Principal Amount of your Notes (plus the final Coupon Payment) in cash if the Final Price is greater than or equal to the Conversion Price, and will only make that payment at maturity. If the Notes are not called and the Final Price is less than the Conversion Price, in addition to the final Coupon Payment in cash, HSBC will deliver to you a number of shares of the applicable Reference Stock equal to the Share Delivery Amount for each Note you then own. Therefore, if the Notes are not automatically called and the Final Price of the relevant Reference Stock is below the Conversion Price, the value of the Share Delivery Amount will decrease by a proportionately higher percentage for each additional percentage the Reference Stock decreases below the Conversion Price. For example, if the Conversion Price is 80% of the Initial Price and the Final Price is less than the Conversion Price, you will lose 1.25% of your Principal Amount at maturity for each additional 1% that the Final Price is less than the Conversion Price.

In addition, since the Share Delivery Amount will not be delivered to you until the Maturity Date, if the price of the Reference Stock further decreases from the Final Valuation Date to the Maturity Date, the value of the Share Delivery Amount will further decline and will be based on the price of those shares on the Maturity Date. Additionally, there is no assurance that an active trading market will continue for shares of the relevant Reference Stock or that there will be liquidity in that trading market. If you receive shares of the applicable Reference Stock at maturity, the value of those shares is expected to be less than the Principal Amount of the Notes or may have no value at all.

♦	The Contingent Repayment of Principal Applies Only if You Hold the Notes to Maturity – You should be willing to hold your Notes to maturity. If you are able to sell your Notes prior to maturity in the secondary market, you may have to sell them at a loss relative to your Principal Amount even if the price of the Reference Stock at that time is above the Conversion Price.

♦	The Estimated Initial Value of the Notes, Which Was Determined By Us on the Trade Date, Is Less than the Price to Public and May Differ from the Market Value of the Notes in the Secondary Market, if Any – The Estimated Initial Value of the Notes was calculated by us on the Trade Date and is less than the price to public. The Estimated Initial Value reflects our internal funding rate, which is the borrowing rate we use to issue market-linked securities, as well as the mid-market value of the embedded derivatives in the Notes. This internal funding rate is typically lower than the rate we would use when we issue conventional fixed or floating rate debt securities. As a result of the difference between our internal funding rate and the rate we would use when we issue conventional fixed or floating rate debt securities, the Estimated Initial Value of the Notes may be lower if it were based on the levels at which our fixed or floating rate debt securities trade in the secondary market. In addition, if we were to use the rate we use for our conventional fixed or floating rate debt issuances, we would expect the economic terms of the Notes to be more favorable to you. We determined the value of the embedded derivatives in the Notes by reference to our or our affiliates’ internal pricing models. These pricing models consider certain assumptions and variables, which can include volatility and interest rates. Different pricing models and assumptions could provide valuations for the Notes that are different from our Estimated Initial Value. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market (if any exists) at any time.

♦	The Price of Your Notes in the Secondary Market, if Any, Immediately After the Trade Date Will Be Less than the Price to Public – The price to public takes into account certain costs. These costs will include our affiliates’ projected hedging profits (which may or may not be realized) for assuming risks inherent in hedging our obligations under the Notes, the underwriting discount and the costs associated with structuring and hedging our obligations under the Notes. These costs, except for the underwriting discount, will be used or retained by us or one of our affiliates. If you were to sell your Notes in the secondary market, if any, the price you would receive for your Notes may be less than the price you paid for them because secondary market prices will not take into account these costs. The price of your Notes in the secondary market, if any, at any time after issuance will vary based on many factors, including the price of the applicable Reference Stock and changes in market conditions, and cannot be predicted with accuracy. The Notes are not designed to be short-term trading instruments, and you should, therefore, be able and willing to hold the Notes to maturity. Any sale of the Notes prior to maturity could result in a loss to you.

♦	If One of Our Affiliates Were to Repurchase Your Notes Immediately After the Settlement Date, the Price You Receive May Be Higher than the Estimated Initial Value of the Notes – Assuming that all relevant factors remain constant after the Settlement Date, the price at which HSBC Securities (USA) Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed the Estimated Initial Value on the Trade Date for a temporary period expected to be approximately five months after the Settlement Date. This temporary price difference may exist because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes that we will no longer expect to incur over the term of the Notes. We will make such discretionary election and determine this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the Settlement Date of the Notes based on changes in market conditions and other factors that cannot be predicted.

♦	Reinvestment Risk – If your Notes are called early, the term of the Notes will be reduced and you will not receive the payment on the Notes after the applicable Call Settlement Date. There is no guarantee that you would be able to reinvest the proceeds from an automatic call of the Notes at a comparable rate of return for a similar level of risk. To the extent you are able to reinvest such proceeds in an investment comparable to the Notes, you may incur transaction costs. The Notes may be called as early as the first Observation Date set forth above.

♦	The Notes Are Subject to the Credit Risk of the Issuer – The Notes are senior unsecured debt obligations of HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and

6

prospectus, the Notes will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Payments to be made on the Notes, including the Coupon Payments or any repayment of principal at maturity or upon an automatic call, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the Notes and, in the event HSBC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes and could lose your entire investment.

♦	Higher Coupon Rates Are Generally Associated With a Greater Risk of Loss — Greater expected volatility with respect to the Reference Stock reflects a higher expectation as of the Trade Date that the Final Price of the Reference Stock could be below the Conversion Price on the Final Valuation Date. This greater expected risk will generally be reflected in a higher Coupon Rate for that Note. However, while the Coupon Rate is a fixed percentage, the Reference Stock’s volatility can change significantly over the term of the Notes. The price of the Reference Stock could fall sharply, which could result in a significant loss of principal.

♦	Limited Return on the Notes – The return potential of the Notes is limited to the Coupon Rate regardless of any appreciation of the Reference Stock. In addition, the return potential of the Notes is limited by the automatic call feature in that you will not receive any further payments after the Notes are called. Your Notes could be called as early as the first Observation Date, and your return could be minimal. If the Notes are not called, you may be exposed to the decline in the price of the Reference Stock even though you cannot participate in any potential appreciation in the price of the Reference Stock. As a result, the return on an investment in the Notes could be less than the return on a direct investment in the Reference Stock.

♦	Single Stock Risk — The price of the Reference Stock can rise or fall sharply due to factors specific to that Reference Stock and its issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. For additional information about the Reference Stocks and their issuers, please see “Information About the Reference Stocks” in this pricing supplement and the issuers’ SEC filings referred to in those sections.

♦	Lack of Liquidity – The Notes will not be listed on any securities exchange or quotation system. One of HSBC’s affiliates may offer to purchase the Notes in the secondary market, but is not required to do so and may cease any such market-making activities at any time without notice. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which one of HSBC’s affiliates is willing to buy the Notes, and therefore you may have to sell your Notes at a significant discount.

♦	Owning the Notes Is Not the Same as Owning the Reference Stock – The return on your Notes may not reflect the return you would realize if you actually owned the Reference Stock. As a holder of the Notes, you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of the Reference Stock would have, unless you receive shares of that Reference Stock as payment on the Notes at maturity. Furthermore, the Reference Stock may appreciate substantially during the term of your Notes, and you will not participate in that appreciation.

♦	Potentially Inconsistent Research, Opinions or Recommendations by HSBC, UBS Financial Services Inc. or Their Respective Affiliates — HSBC, UBS Financial Services Inc., and their respective affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Notes, and which may be revised at any time. Any such research, opinions or recommendations could affect the price of the Reference Stock, and therefore, the market value of the Notes.

♦	Potential HSBC and UBS Financial Services Inc. Impact on Price — Trading or transactions by HSBC, UBS Financial Services Inc., or any of their respective affiliates in the Reference Stock or in futures, options, exchange-traded funds or other derivative products on the Reference Stock, may adversely affect the market value of the Reference Stock, and, therefore, the market value of your Notes.

♦	Potential Conflicts of Interest — HSBC, UBS Financial Services Inc., or any of their respective affiliates may engage in business with the issuer of the Reference Stock, which may present a conflict between the obligations of HSBC or UBS Financial Services Inc., and you, as a holder of the Notes. HSBC, as the Calculation Agent, will determine whether the Notes are to be called based on the Official Closing Price of the relevant Reference Stock on each Observation Date. The Calculation Agent can postpone the determination of the Official Closing Price on an Observation Date and the corresponding Call Settlement Date, if a Market Disruption Event exists on that Observation Date. Furthermore, the Calculation Agent can postpone the determination of the Final Price and the Maturity Date if a Market Disruption Event occurs and is continuing on the Final Valuation Date.

♦	Market Price Prior to Maturity – The market price of the Notes will be influenced by many unpredictable and interrelated factors, including the price of the Reference Stock; the volatility of the Reference Stock; the dividend rate paid on the Reference Stock; the time remaining to the maturity of the Notes; interest rates; geopolitical conditions and economic, financial, political and regulatory or judicial events; and the creditworthiness of HSBC.

♦	The Notes Are Not Insured or Guaranteed by any Governmental Agency of The United States or any Other Jurisdiction – The Notes are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. An investment in the Notes is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive any amount owed to you under the Notes and could lose your entire investment.

♦	The Amount Payable on the Notes Is Not Linked to the Price of the Reference Stock at Any Time Other Than on the Observation Dates, Including the Final Valuation Date – The return on the Notes will be based on the Official Closing Price of the Reference Stock on the Observation Dates, subject to postponement for non-trading days and certain Market Disruption Events. Even if the price of the Reference Stock appreciates prior to the applicable Observation Date but then drops on that day to a price that is less than the Initial Price, the Notes will not be called, and the return on the Notes will be less, and may be significantly less, than it would have been had the Notes been linked to the price of the Reference Stock prior to such decrease. Although the actual price of the Reference Stock on the Maturity Date or at other times during the term of the Notes may be higher than the Official Closing Price of the Reference Stock on any Observation Date, the return on the Notes will be based solely on the Official Closing Price of the Reference Stock on the applicable Observation Dates, including the Final Valuation Date.

♦	There Is Limited Anti-dilution Protection — The Calculation Agent will adjust the Official Closing Price for certain events affecting the Reference Stock, such as stock splits and corporate actions. These adjustments may impact whether the Notes are called and the Payment at Maturity. The Calculation Agent is not required to make an adjustment for every corporate action which affects the Reference Stock. If an event occurs that does not require the Calculation Agent to adjust the price of the Reference Stock, the market price of the Notes, and the payments on the Notes, may be materially and adversely affected. See “Additional Note Terms—Antidilution and Reorganization Adjustments” in the accompanying stock-linked underlying supplement.

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♦	In Some Circumstances, the Payment You Receive on the Notes May Be Based on the Stock of Another Company and Not the Reference Stock — Following certain corporate events relating to the respective issuer of the Reference Stock where such issuer is not the surviving entity, the amount of cash that you will receive on the Notes may be based on the stock of a successor to the respective Reference Stock issuer or any cash or any other assets distributed to holders of the Reference Stock in such corporate event. The occurrence of these corporate events and the consequent adjustments may materially and adversely affect the value of the Notes. For more information, see the section “Additional Note Terms — Merger Event and Tender Offer” beginning on page S-8 of the accompanying stock-linked underlying supplement.

♦	Risk Associated with Limited Historical Information For the Notes Linked to the DATA and the Notes Linked to FB – DATA and FB commenced trading on May 17, 2013 and May 18, 2012, respectively. Because these Reference Stocks have limited trading history, your investment in the relevant Notes may involve a greater risk than investing in securities linked to one or more equity securities with a more established record of performance.

♦	Uncertain Tax Treatment – There is no direct legal authority as to the proper tax treatment of the Notes, and therefore significant aspects of the tax treatment of the Notes are uncertain as to both the timing and character of any inclusion in income in respect of the Notes. Under one reasonable approach, the Notes should be treated as a put option written by you and a deposit with us of cash in an amount equal to the Principal Amount of the Note to secure your potential obligation under the put option. HSBC intends to treat the Notes consistent with this approach and pursuant to the terms of the Notes, you agree to treat the Notes under this approach for all U.S. federal income tax purposes. See “U.S. Federal Income Tax Considerations — Certain Equity-Linked Notes — Certain Notes Treated as a Put Option and a Deposit” in the prospectus supplement for the U.S. federal income tax considerations applicable to securities that are treated as consisting of a put option and a deposit for U.S. federal income tax purposes.

In addition, the Notes are not intended for purchase by any investor that is not a United States person, as that term is defined for U.S. federal income tax purposes, and the underwriters will not make offers of the Notes to any such investor. If, however, a Note is transferred to a non-U.S. holder (as defined in the prospectus supplement) in the secondary market, because the tax treatment of the coupons is unclear, such non-U.S. holder may be subject to 30% withholding tax applicable to the coupon, subject to reduction or elimination by applicable treaty, unless income from such coupon is effectively connected with your conduct of a trade or business within the United States.

In Notice 2008-2, the Internal Revenue Service (“IRS”) and the Treasury Department requested comments as to whether the purchaser of an exchange traded note or pre-paid forward contract should be required to accrue income during its term under a mark-to-market, accrual or other methodology, whether income and gain on such a note or contract should be ordinary or capital, and whether foreign holders should be subject to withholding tax on any deemed income accrual. While it is not clear whether the Notes would be viewed as similar to the instruments described in Notice 2008-2, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Notes. Accordingly, it is possible that regulations or other guidance could provide that a U.S. holder (as defined in the prospectus supplement) of a Note is required to accrue income in respect of the Notes prior to the receipt of payments with respect to the Notes or their earlier sale. Moreover, it is possible that any such regulations or other guidance could treat all income and gain of a U.S. holder in respect of the Notes as ordinary income (including gain on a sale). Finally, it is possible that a non-U.S. holder (as defined in the prospectus supplement) of the Notes could be subject to additional U.S. withholding tax in respect of the Notes. It is unclear whether any regulations or other guidance would apply to the Notes (possibly on a retroactive basis). Prospective investors are urged to consult with their tax advisors regarding Notice 2008-2 and the possible effect to them of the issuance of regulations or other guidance that affects the U.S. federal income tax treatment of the Notes.

For a more complete discussion of the U.S. federal income tax consequences of your investment in a Note, please see the discussion under “U.S. Federal Income Tax Considerations” in the prospectus supplement.

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Hypothetical Examples

The examples and table below are hypothetical and provided for illustrative purposes only. They do not purport to be representative of every possible scenario concerning increases or decreases in the price of the relevant Reference Stock relative to its Initial Price or Conversion Price. We cannot predict the Final Price or the Official Closing Price on any Observation Date. You should not take these examples as an indication or assurance of the expected performance of the relevant Reference Stock. The numbers appearing in the examples below may have been rounded for ease of analysis. The following examples illustrate the Payment at Maturity or upon earlier automatic call per $1,000 in Principal Amount on a hypothetical offering of the Notes, based on the following assumptions*:

Investment term:	Approximately 12 months (unless earlier called)
Hypothetical Initial Price:	$100.00
Hypothetical Conversion Price:	$80.00 (80% of the Initial Price)
Hypothetical Share Delivery Amount:	12.50 shares per Note ($1,000 / Conversion price of $80.00)
Hypothetical Coupon Rate:	8.00% per annum (or 0.6667% per month)
Hypothetical Coupon Payment:**	$6.6667 per month
Observation Dates:	Quarterly
Hypothetical dividend yield on the Reference Stock:***	1.50% over the term of the Notes (1.50% per annum).

* Not the actual Coupon Rate, Initial Price, Conversion Price or Share Delivery Amount applicable to the Notes. The actual Coupon Rate per annum, the Initial Price, the Conversion Price and the Share Delivery Amount for each of the Notes are set forth in “Final Terms” and on the cover page of this pricing supplement. If the actual Coupon Rate for your Notes is less than the hypothetical Coupon Rate listed above, your Coupon Payments payable on the Notes will be less than the amounts listed in the examples below.

** Coupon Payments will be paid in arrears in equal monthly installments during the term of the Notes unless earlier called.

*** Hypothetical dividend yield holders of the Reference Stock might receive over the term of the Notes. Holders of the Notes will not be entitled to any dividend payments made on the Reference Stock.

Example 1: The Notes are called on the first Observation Date.

Since the Notes are called on the first Observation Date, HSBC will pay you on the applicable Call Settlement Date a cash payment of $1,006.67 per Note, reflecting the Principal Amount plus the applicable Coupon Payment. Taking into account the Coupon Payments of $13.33 paid in respect of the prior Coupon Payment Dates, HSBC will have paid you a total of $1,020.00 per Note, representing a 2.00% return on the Notes. No further amounts will be owed to you under the Notes.

Payment upon automatic call:	$1,000.00

Coupon Payments:	$20.00 ($6.6667 × 3 = $20.00)

Total:	$1,020.00

Total Return on the Notes:	2.00%

Example 2: The Notes are called on the third Observation Date.

Since the Notes are called on the third Observation Date, HSBC will pay you on the applicable Call Settlement Date a cash payment of $1,006.67 per Note, reflecting the Principal Amount plus the applicable Coupon Payment. Taking into account the Coupon Payments of $53.33 paid in respect of the prior Coupon Payment Dates, HSBC will have paid you a total of $1,060.00 per Note, representing a 6.00% return on the Notes. No further amounts will be owed to you under the Notes.

Payment upon automatic call:	$1,000.00

Coupon Payments:	$60.00 ($6.6667 × 9 = $60.00)

Total:	$1,060.00

Total Return on the Notes:	6%

Example 3: The Notes are not previously automatically called and the Final Price of the Reference Stock is not below the hypothetical Conversion Price.

Since the Final Price of the Reference Stock is not below the hypothetical Conversion Price, HSBC will pay you at maturity a cash payment equal to the Principal Amount plus the applicable Coupon Payment. This investment would underperform an investment in the Reference Stock if the price increase of the Reference Stock (plus dividends, if any) is greater than 8.00% per annum.

If the Final Price of the Reference Stock is $130 (an increase of 30%):

Payment at Maturity	$1,000.00

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Coupon Payments:	$80.00	($6.6667 × 12 = $80.00)

Total:	$1,080.00

Total Return on the Notes:	8.00%

In this example, the total return on the Notes is 8.00%, while the total return on the Reference Stock is a gain of 31.50% (including dividends).

If the Final Price of the Reference Stock is $8.50 (a decline of 15%):

Payment at Maturity	$1,000.00

Coupon Payments:	$80.00	($6.6667 × 12 = $80.00)

Total:	$1,080.00

Total Return on the Notes:	8.00%

In this example, the total return on the Notes is 8.00%, while the total return on the Reference Stock is a loss of 13.50% (including dividends).

Example 4: The Notes are not automatically called and the Final Price of the Reference Stock is below the hypothetical Conversion Price.

Since the Notes have not been called and the Final Price of the Reference Stock is below the hypothetical Conversion Price, HSBC will deliver to you at maturity the number of shares of the Reference Stock equal to the Share Delivery Amount for each Note you hold and will pay cash at the Final Price for any fractional shares included in the Share Delivery Amount. The value of shares received at maturity and the total return on the Notes at that time depends on the price of the Reference Stock on the Maturity Date, and could result in the loss of some or all of your principal.

If the Official Closing Price of the Reference Stock on the Final Valuation Date is $40.00 (a decline of 60%):

Value of shares received as of the Final Valuation Date:	$480	(12 shares x $40)

Amount of cash for fractional shares:	$20	(0.5 shares x $40)

Coupon Payments:	$80.00	($6.6667 × 12 = $80.00)

Total:	$580.00

Total Return on the Notes:	-42.00%

In this example, the total return on the Notes is a loss of 42.00%, while the total return on the Reference Stock is a loss of 58.50% (including dividends).

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Hypothetical Return Table at Maturity

The table below assumes that the Notes are not called at any time during the term of the Notes prior to the Final Valuation Date and is based on the following assumptions*:

Term:	Approximately 12 months (callable quarterly)
Hypothetical Coupon Rate:**	8.00% per annum (or $6.6667 per monthly period)
Hypothetical Initial Price:	$100 per share
Hypothetical Conversion Price:	$80 (80.00% of the Initial Price)
Hypothetical Share Delivery Amount:	12.50 shares per Note ($1,000 / Conversion Price $80.00)
Principal Amount:	$1,000 per Note.
Hypothetical dividend yield on the Reference Stock:***	1.50% over the term of the Notes (1.50% per annum).

*	Actual Coupon Rate and terms for each of the Notes are set forth in “Final Terms” and on the cover page of this pricing supplement. If the actual Coupon Rate per annum for your Notes is less than the hypothetical Coupon Rate listed above, your Coupon Payments payable on the Notes will be less than the amounts listed in the table below.

**	Coupon Payments will be paid in arrears in 12 equal monthly installments during the term of the Notes, unless earlier called, on an unadjusted basis.

***	Dividend yield assumed received by holders of the Reference Stock during the term of the Notes.

Reference Stock			Conversion Event Does Not Occur(1) and There Was No Prior Automatic Call		Conversion Event Occurs(2) and There Was No Prior Automatic Call
Final Stock Price(3)	Stock Price Return	Total Return on the Reference Stock at Maturity(4)	Payment at Maturity + Coupon Payments(5)	Total Return on the Notes at Maturity(6)	Value of the Share Delivery Amount(7)	Payment at Maturity + Coupon Payments(8)	Total Return on the Notes at Maturity(6)
$150.00	50.00%	51.50%	$1,080.00	8.00%	n/a	n/a	n/a
$140.00	40.00%	41.50%	$1,080.00	8.00%	n/a	n/a	n/a
$130.00	30.00%	31.50%	$1,080.00	8.00%	n/a	n/a	n/a
$120.00	20.00%	21.50%	$1,080.00	8.00%	n/a	n/a	n/a
$110.00	10.00%	11.50%	$1,080.00	8.00%	n/a	n/a	n/a
$100.50	5.00%	6.50%	$1,080.00	8.00%	n/a	n/a	n/a
$100.00	0.00%	1.50%	$1,080.00	8.00%	n/a	n/a	n/a
$95.00	-5.00%	-3.50%	$1,080.00	8.00%	n/a	n/a	n/a
$90.00	-10.00%	-8.50%	$1,080.00	8.00%	n/a	n/a	n/a
$85.00	-15.00%	-13.50%	$1,080.00	8.00%	n/a	n/a	n/a
$80.00	-20.00%	-18.50%	$1,080.00	8.00%	n/a	n/a	n/a
$70.00	-30.00%	-28.50%	n/a	n/a	$875.00	$955.00	-4.50%
$60.00	-40.00%	-38.50%	n/a	n/a	$750.00	$830.00	-17.00%
$50.00	-50.00%	-48.50%	n/a	n/a	$625.00	$705.00	-29.50%
$40.00	-60.00%	-58.50%	n/a	n/a	$500.00	$580.00	-42.00%
$30.00	-70.00%	-68.50%	n/a	n/a	$375.00	$455.00	-54.50%
$0.00	-100.00%	-98.50%	n/a	n/a	$0.00	$80.00	-92.00%

(1)	A conversion event does not occur if the Final Price of the Reference Stock is not below the Conversion Price.

(2)	A conversion event occurs if the Final Price of the Reference Stock is below the Conversion Price.

(3)	If the Final Price of the Reference Stock is not below the Conversion Price, the Final Stock Price is shown as of the Final Valuation Date. However, if the Final Price of the Reference Stock is below the Conversion Price, the Final Stock Price is shown as of the Final Valuation Date and the Maturity Date. The Final Stock Price range is provided for illustrative purposes only. If the actual stock price return is -100.00%, you will lose 100% of your Principal Amount and suffer a 92% loss of your initial investment.

(4)	The total return at maturity on the Reference Stock assumes a dividend yield on the Reference Stock of 1.50% over the term of the Notes.

(5)	Payment consists of the Principal Amount plus the Coupon Payments received during the term of the Notes.

(6)	The total return at maturity on the Notes includes Coupon Payments received during the term of the Notes.

(7)	The value of the Share Delivery Amount consists of the total shares included in the Share Delivery Amount multiplied by the Official Closing Price of the Reference Stock on the Maturity Date. If you receive the Share Delivery Amount at maturity, we will pay cash in lieu of delivering any fractional shares in an amount equal to that fraction multiplied by the Final Price.

(8)	The actual value of the payment consists of the market value of a number of shares of the Reference Stock equal to the Share Delivery Amount, valued and delivered as of the Maturity Date with fractional shares paid in cash at the Final Price, plus the Coupon Payments received during the term of the Notes.

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What Are the Tax Consequences of the Notes?

You should carefully consider, among other things, the matters set forth in the section “U.S. Federal Income Tax Considerations” in the prospectus supplement. The following discussion summarizes the U.S. federal income tax consequences of the purchase, beneficial ownership, and disposition of each of the Notes. This summary supplements the section “U.S. Federal Income Tax Considerations” in the prospectus supplement and supersedes it to the extent inconsistent therewith.

There is no direct legal authority as to the proper tax treatment of the Notes, and therefore significant aspects of the tax treatment of the Notes are uncertain as to both the timing and character of any inclusion in income in respect of the Notes. Under one approach, each Note should be treated as a put option written by you (the “Put Option”) and a deposit with us of cash in an amount equal to the Principal Amount of the Note (the “Deposit”) to secure your potential obligation under the Put Option, as described in the prospectus supplement under the heading “U.S. Federal Income Tax Considerations – Certain Equity-Linked Notes – Certain Notes Treated as a Put Option and a Deposit.” We intend to treat the Notes consistent with this approach, and we intend to treat the Deposits as non-contingent debt instruments for U.S. federal income tax purposes. Pursuant to the terms of the Notes, you agree to treat each Note as consisting of the Deposit and the Put Option for all U.S. federal income tax purposes. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special U.S. tax counsel, Morrison & Foerster LLP, it is reasonable to treat a Note as consisting of the Deposit and the Put Option for all U.S. federal income tax purposes. Because there are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Notes, other characterizations and treatments are possible and the timing and character of income in respect of the Notes might differ from the treatment described above. We do not plan to request a ruling from the Internal Revenue Service (the “IRS”) regarding the tax treatment of the Notes, and the IRS or a court may not agree with the tax treatment described in this pricing supplement.

We will not attempt to ascertain whether any issuer of the relevant Reference Stock would be treated as a passive foreign investment company (“PFIC”) or United States real property holding corporation (“USRPHC”), both as defined for U.S. federal income tax purposes. If one or more of the issuers of the relevant Reference Stock were so treated, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC and other authorities by the issuer of the relevant Reference Stock and consult your tax advisor regarding the possible consequences to you if one or more of the issuers of the relevant Reference Stock is or becomes a PFIC or a USRPHC.

In Notice 2008-2, the IRS and the Treasury Department requested comments as to whether the purchaser of an exchange traded note or pre-paid forward contract should be required to accrue income during its term under a mark-to-market, accrual or other methodology, whether income and gain on such a note or contract should be ordinary or capital, and whether foreign holders should be subject to withholding tax on any deemed income accrual. While it is not clear whether the Notes would be viewed as similar to the instruments described in Notice 2008-2, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Notes. Accordingly, it is possible that regulations or other guidance could provide that a U.S. holder (as defined in the prospectus supplement) of a Note is required to accrue income in respect of the Notes prior to the receipt of payments with respect to the Notes or their earlier sale. Moreover, it is possible that any such regulations or other guidance could treat all income and gain of a U.S. holder in respect of the Notes as ordinary income (including gain on a sale). Finally, it is possible that a non-U.S. holder of the Notes could be subject to U.S. withholding tax in respect of the Notes. It is unclear whether any regulations or other guidance would apply to the Notes (possibly on a retroactive basis). Prospective investors are urged to consult with their tax advisors regarding Notice 2008-2 and the possible effect to them of the issuance of regulations or other guidance that affects the U.S. federal income tax treatment of the Notes.

U.S. Holders. Please see the discussion under the heading “U.S. Federal Income Tax Considerations — Certain Equity-Linked Notes — Certain Notes Treated as a Put Option and a Deposit” in the accompanying prospectus supplement for further discussion of U.S. federal income tax considerations applicable to U.S. holders (as defined in the accompanying prospectus supplement). With respect to coupon payments you receive, we intend to treat such payments as consisting of interest on the Deposit and a payment with respect to the Put Option as follows:

Reference Stock	Coupon Rate per Annum	Interest on Deposit per Annum	Put Option Component per Annum

Common stock of Chicago Bridge & Iron Company N.V. (CBI)	6.00%	0.39%	5.61%

Common stock of Tableau Software, Inc. (DATA)	9.23%	0.39%	8.84%

Common stock of Facebook, Inc. (FB)	7.00%	0.39%	6.61%

Common stock of Medivation, Inc. (MDVN)	9.50%	0.39%	9.11%

Common stock of Vertex Pharmaceuticals Incorporated (VRTX)	9.00%	0.39%	8.61%

If the Notes are redeemed prior to maturity, you should recognize the total Put Premium received as short-term capital gain at that time.

Non-U.S. Holders. The Notes are not intended for purchase by any investor that is not a United States person, as that term is defined for U.S. federal income tax purposes, and the underwriters will not make offers of the Notes to any such investor. If, however, a Note is transferred to a non-U.S. holder (as defined in the prospectus supplement) in the secondary market, because the tax treatment of the coupons is unclear, such non-U.S. holder may be subject to 30% withholding tax applicable to the coupon, subject to reduction or elimination by applicable treaty, unless income from such coupon is effectively connected with your conduct of a trade or business within the United States. We will not pay any additional amounts in respect of such withholding.

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Foreign Account Tax Compliance Act. Withholding and reporting requirements under the legislation enacted on March 18, 2010 (as discussed beginning on page S-48 of the prospectus supplement) generally apply to payments made after June 30, 2014. Additionally, withholding due to any payment being treated as a “dividend equivalent” (as discussed beginning on page S-47 of the prospectus supplement) will begin no earlier than January 1, 2016. However, the U.S. Treasury Department and the IRS have announced that they intend to limit this withholding to equity-linked instruments issued on or after the date that is 90 days after the date of publication in the U.S. Federal Register of final regulations addressing dividend equivalent withholding. Holders are urged to consult with their own tax advisors regarding the possible implications of this legislation on their investment in the Notes.

PROSPECTIVE PURCHASERS OF THE NOTES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE U.S. FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES.

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Information About the Reference Stocks

Included on the following pages is a brief description of the issuers of each of the Reference Stocks. This information has been obtained from publicly available sources. Set forth below is a table that provides the quarterly high and low intraday prices, and end-of-quarter closing prices for each of the Reference Stocks. The information given below is for the period from January 1, 2008, or the date when the relevant Reference Stock commenced trading, as applicable, to November 25, 2014. HSBC obtained the prices set forth below from the Bloomberg Professional® service (“Bloomberg”) without independent verification. You should not take the historical prices of the Reference Stocks as an indication of future performance.

Each of the Reference Stocks is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Companies with securities registered under the Exchange Act are required to periodically file financial and other information specified by the SEC. Information filed by the respective issuer of each the Reference Stock with the SEC can be reviewed electronically through a web site maintained by the SEC. The address of the SEC’s web site is http://www.sec.gov. Information filed with the SEC by the respective issuers of the Reference Stocks under the Exchange Act can be located by reference to its SEC file number provided below. In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates.

Chicago Bridge & Iron Company N.V.

According to publicly available information, Chicago Bridge & Iron Company N.V., a company organized under the laws of the Netherlands, provides design, engineering, construction, fabrication, maintenance and environmental services. The company builds and repairs bulk liquid terminals, storage tanks, process vessels, and low temperature and cryogenic storage facilities. The company offers its services worldwide to the oil and gas, infrastructure, wastewater and power industries. Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-12815 or its CIK Code: 0001027884.

Historical Information

The following table sets forth the quarterly high and low intraday prices, and end-of-quarter closing prices for CBI, based on daily prices on its primary exchange, as reported by Bloomberg. CBI’s Official Closing Price on November 25, 2014 was $54.89. Past performance of the Reference Stock is not indicative of its future performance.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/2/2008	3/31/2008	$63.47	$35.21	$39.24
4/1/2008	6/30/2008	$49.82	$37.5	$39.82
7/1/2008	9/30/2008	$40.20	$15.95	$19.24
10/1/2008	12/31/2008	$19.05	$5.13	$10.05
1/2/2009	3/31/2009	$13.88	$4.64	$6.27
4/1/2009	6/30/2009	$13.87	$5.95	$12.40
7/1/2009	9/30/2009	$18.94	$9.08	$18.68
10/1/2009	12/31/2009	$21.44	$17.00	$20.22
1/3/2010	3/31/2010	$25.00	$19.38	$23.26
4/1/2010	6/30/2010	$25.86	$16.64	$18.81
7/1/2010	9/30/2010	$24.54	$17.87	$24.45
10/1/2010	12/31/2010	$33.49	$23.55	$32.90
1/3/2011	3/31/2011	$41.16	$31.51	$40.66
4/1/2011	6/30/2011	$42.49	$32.95	$38.90
7/1/2011	9/30/2011	$45.11	$26.76	$28.63
10/3/2011	12/30/2011	$41.92	$23.92	$37.80
1/3/2012	3/30/2012	$47.72	$37.83	$43.19
4/2/2012	6/29/2012	$45.86	$32.49	$37.96
7/2/2012	9/28/2012	$42.22	$33.87	$38.09
10/1/2012	12/31/2012	$46.39	$36.60	$46.35
1/2/2013	3/29/2013	$62.72	$46.34	$62.10
4/1/2013	6/28/2013	$64.89	$50.41	$59.66
7/1/2013	9/30/2013	$68.09	$57.73	$67.77
10/1/2013	12/31/2013	$83.16	$67.09	$83.14
1/2/2014	3/31/2014	$87.41	$70.76	$87.15
4/1/2014	6/30/2014	$89.22	$64.67	$68.20
7/1/2014	9/30/2014	$70.27	$57.54	$57.85
10/1/2014*	11/25/2014*	$58.59	$43.63	$54.89

* This pricing supplement includes data for the fourth calendar quarter of 2014 for the period from October 1, 2014 through November 25, 2014. Accordingly the “Quarterly High,” “Quarterly Low,” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the fourth quarter of 2014.

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The graph below illustrates the performance of CBI from January 1, 2008 through November 25, 2014, based on closing price information from Bloomberg. The dotted line represents the Conversion Price of $46.66, which is equal to 85.00% of the Initial Price. Past performance of the Reference Stock is not indicative of its future performance.

Historical Performance of the Common Stock of Chicago Bridge & Iron Company N.V.

Source: Bloomberg

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Tableau Software, Inc.

According to publicly available information, Tableau Software, Inc. provides analytics and data visualization software. The company offers internet marketing, game design, business dashboard, human resource, surveys, and interactive content sharing. The company serves customers worldwide. Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-35925 or its CIK Code: 0001303652.

Historical Information

The following table sets forth the quarterly high and low intraday prices, and end-of-quarter closing prices for DATA, based on daily prices on its primary exchange, as reported by Bloomberg. DATA’s Official Closing Price on November 25, 2014 was $82.13. Past performance of the Reference Stock is not indicative of its future performance.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
5/17/2013*	6/28/2013	$59.50	$44.00	$55.42
7/1/2013	9/30/2013	$77.60	$52.00	$71.24
10/1/2013	12/31/2013	$73.40	$59.00	$68.93
1/2/2014	3/31/2014	$101.68	$66.30	$76.08
4/1/2014	6/30/2014	$82.10	$52.07	$71.33
7/1/2014	9/30/2014	$78.38	$57.89	$72.65
10/1/2014*	11/25/2014**	$88.50	$62.16	$82.13

* The date when DATA was first publicly traded.

** This pricing supplement includes data for the fourth calendar quarter of 2014 for the period from October 1, 2014 through November 25, 2014. Accordingly the “Quarterly High,” “Quarterly Low,” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the fourth quarter of 2014.

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The graph below illustrates the performance of DATA from May 17, 2013, the date when DATA began publicly traded, through November 25, 2014, based on closing price information from Bloomberg. The dotted line represents the Conversion Price of $61.60, which is equal to 75.00% of the Initial Price. Past performance of the Reference Stock is not indicative of its future performance.

Historical Performance of the Common Stock of Tableau Software, Inc.

Source: Bloomberg

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Facebook, Inc.

According to publicly available information, Facebook, Inc. operates a social networking website. The company's website allows people to communicate with their family, friends, and coworkers. Facebook develops technologies that facilitate the sharing of information, photographs, website links, and videos. The company’s users have the ability to share and restrict information based on their own specific criteria. Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-35551 or its CIK Code: 0001326801.

Historical Information

The following table sets forth the quarterly high and low intraday prices, and end-of-quarter closing prices for FB, based on daily prices on its primary exchange, as reported by Bloomberg. FB’s Official Closing Price on November 25, 2014 was $75.63. Past performance of the Reference Stock is not indicative of its future performance.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
5/18/2012*	6/29/2012	$43.00	$25.52	$31.12
7/2/2012	9/28/2012	$32.88	$17.55	$21.65
10/1/2012	12/31/2012	$28.87	$18.80	$26.63
1/2/2013	3/29/2013	$32.50	$24.73	$25.58
4/1/2013	6/28/2013	$29.07	$22.67	$24.86
7/1/2013	9/30/2013	$51.59	$24.15	$50.24
10/1/2013	12/31/2013	$58.57	$43.56	$54.66
1/2/2014	3/31/2014	$72.58	$51.85	$60.24
4/1/2014	6/30/2014	$67.99	$54.67	$67.29
7/1/2014	9/30/2014	$79.69	$62.22	$79.04
10/1/2014*	11/25/2014**	$81.16	$70.32	$75.63

* The date when FB was first publicly traded.

** This pricing supplement includes data for the fourth calendar quarter of 2014 for the period from October 1, 2014 through November 25, 2014. Accordingly the “Quarterly High,” “Quarterly Low,” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the fourth quarter of 2014.

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The graph below illustrates the performance of FB from May 18, 2012, the date when FB began publicly traded, through November 25, 2014, based on closing price information from Bloomberg. The dotted line represents the Conversion Price of $64.29, which is equal to 85.00% of the Initial Price. Past performance of the Reference Stock is not indicative of its future performance.

Historical Performance of the Common Stock of Facebook, Inc.

Source: Bloomberg

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Medivation, Inc.

According to publicly available information, Medivation, Inc. provides network security solutions. The company offers firewalls that identify and control applications, scan content to stop threats, prevent data leakage, integrated application, user, and content visibility. Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-32836 or its CIK Code: 0001011835.

Historical Information

The following table sets forth the quarterly high and low intraday prices, and end-of-quarter closing prices for MDVN, based on daily prices on its primary exchange, as reported by Bloomberg. MDVN’s Official Closing Price on November 25, 2014 was $112.26. Past performance of the Reference Stock is not indicative of its future performance.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/2/2008	3/31/2008	$9.41	$6.04	$7.12
4/1/2008	6/30/2008	$8.70	$5.88	$5.92
7/1/2008	9/30/2008	$17.20	$5.77	$13.23
10/1/2008	12/31/2008	$13.67	$5.64	$7.29
1/2/2009	3/31/2009	$11.68	$7.00	$9.14
4/1/2009	6/30/2009	$12.50	$8.56	$11.21
7/1/2009	9/30/2009	$14.00	$10.59	$13.57
10/1/2009	12/31/2009	$19.83	$12.42	$18.83
1/3/2010	3/31/2010	$20.21	$5.24	$5.25
4/1/2010	6/30/2010	$6.13	$4.40	$4.42
7/1/2010	9/30/2010	$6.57	$4.22	$6.50
10/1/2010	12/31/2010	$8.33	$5.49	$7.59
1/3/2011	3/31/2011	$9.90	$6.64	$9.32
4/1/2011	6/30/2011	$12.75	$9.36	$10.72
7/1/2011	9/30/2011	$11.43	$7.18	$8.49
10/3/2011	12/30/2011	$24.78	$7.76	$23.06
1/3/2012	3/30/2012	$38.32	$22.49	$37.36
4/2/2012	6/29/2012	$45.88	$36.15	$45.70
7/2/2012	9/28/2012	$56.90	$43.82	$56.36
10/1/2012	12/31/2012	$58.83	$43.19	$51.16
1/2/2013	3/29/2013	$59.24	$41.89	$46.77
4/1/2013	6/28/2013	$55.42	$44.51	$49.20
7/1/2013	9/30/2013	$61.45	$49.75	$59.94
10/1/2013	12/31/2013	$67.29	$48.15	$63.82
1/2/2014	3/31/2014	$88.10	$60.62	$64.37
4/1/2014	6/30/2014	$78.32	$54.38	$77.08
7/1/2014	9/30/2014	$103.31	$69.12	$98.87
10/1/2014*	11/25/2014*	$113.50	$86.49	$112.26

* This pricing supplement includes data for the fourth calendar quarter of 2014 for the period from October 1, 2014 through November 25, 2014. Accordingly the “Quarterly High,” “Quarterly Low,” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the fourth quarter of 2014.

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The graph below illustrates the performance of MDVN from January 1, 2008 through November 25, 2014, based on closing price information from Bloomberg. The dotted line represents the Conversion Price of $84.20, which is equal to 75.00% of the Initial Price. Past performance of the Reference Stock is not indicative of its future performance.

Historical Performance of the Common Stock of Medivation, Inc.

Source: Bloomberg

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Vertex Pharmaceuticals Incorporated

According to publicly available information, Vertex Pharmaceuticals Incorporated discovers, develops, and commercializes novel, small molecule pharmaceuticals for the treatment of diseases for which there are currently limited or no effective treatments. The company is developing drugs for the treatment of viral diseases, multidrug resistance in cancer, inflammatory and autoimmune diseases, and neurodegenerative diseases. Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC file number: 000-19319 or its CIK Code: 0000875320.

Historical Information

The following table sets forth the quarterly high and low intraday prices, and end-of-quarter closing prices for VRTX, based on daily prices on its primary exchange, as reported by Bloomberg. VRTX’s Official Closing Price on November 25, 2014 was $114.19. Past performance of the Reference Stock is not indicative of its future performance.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/2/2008	3/31/2008	$24.67	$13.84	$23.89
4/1/2008	6/30/2008	$34.97	$23.44	$33.47
7/1/2008	9/30/2008	$35.00	$24.62	$33.24
10/1/2008	12/31/2008	$33.16	$18.43	$30.38
1/2/2009	3/31/2009	$35.96	$26.68	$28.73
4/1/2009	6/30/2009	$36.30	$25.94	$35.64
7/1/2009	9/30/2009	$38.50	$31.85	$37.90
10/1/2009	12/31/2009	$44.03	$31.84	$42.85
1/3/2010	3/31/2010	$44.24	$36.15	$40.87
4/1/2010	6/30/2010	$41.58	$32.41	$32.90
7/1/2010	9/30/2010	$37.95	$31.26	$34.57
10/1/2010	12/31/2010	$38.70	$32.08	$35.03
1/3/2011	3/31/2011	$52.12	$35.19	$47.93
4/1/2011	6/30/2011	$58.82	$44.57	$51.99
7/1/2011	9/30/2011	$54.38	$39.06	$44.54
10/3/2011	12/30/2011	$45.26	$26.51	$33.21
1/3/2012	3/30/2012	$43.13	$32.05	$41.01
4/2/2012	6/29/2012	$66.10	$35.26	$55.92
7/2/2012	9/28/2012	$59.98	$46.16	$55.95
10/1/2012	12/31/2012	$60.00	$38.44	$41.94
1/2/2013	3/29/2013	$55.92	$42.72	$54.98
4/1/2013	6/28/2013	$87.46	$51.28	$79.87
7/1/2013	9/30/2013	$89.96	$73.44	$75.82
10/1/2013	12/31/2013	$78.38	$58.15	$74.30
1/2/2014	3/31/2014	$87.77	$67.49	$70.72
4/1/2014	6/30/2014	$98.71	$59.79	$94.68
7/1/2014	9/30/2014	$116.83	$84.47	$112.31
10/1/2014*	11/25/2014*	$118.16	$96.43	$114.19

* This pricing supplement includes data for the fourth calendar quarter of 2014 for the period from October 1, 2014 through November 25, 2014. Accordingly the “Quarterly High,” “Quarterly Low,” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the fourth quarter of 2014.

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The graph below illustrates the performance of VRTX from January 1, 2008 through November 25, 2014, based on closing price information from Bloomberg. The dotted line represents the Conversion Price of $93.64, which is equal to 82.00% of the Initial Price. Past performance of the Reference Stock is not indicative of its future performance.

Historical Performance of the Common Stock of Vertex Pharmaceuticals Incorporated

Source: Bloomberg

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Events of Default and Acceleration

If the Notes have become immediately due and payable following an Event of Default (as defined in the accompanying prospectus) with respect to the Notes, the Calculation Agent will determine the accelerated payment due and payable at maturity in the same general manner as described in “Final Terms—Payment at Maturity” in this pricing supplement, except that the scheduled trading day immediately preceding the date of acceleration will be used as the Final Valuation Date for the purposes of determining the Final Price. Holders of the Notes will also receive accrued and unpaid interest. If a Market Disruption Event exists with respect to the Reference Stock on that scheduled trading day, then the accelerated Final Valuation Date for the Reference Stock will be postponed for up to five scheduled trading days (in the same manner used for postponing the originally scheduled Final Valuation Date). The accelerated Maturity Date will also be postponed by an equal number of business days.

If the Notes have become immediately due and payable following an Event of Default, you will not be entitled to any additional payments with respect to the Notes. For more information, see “Description of Debt Securities — Senior Debt Securities — Events of Default” in the accompanying prospectus.

Supplemental Plan of Distribution (Conflicts of Interest)

Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc., an affiliate of HSBC, will purchase the Notes from HSBC for distribution to UBS Financial Services Inc. (the “Agent”). HSBC has agreed to sell to the Agent, and the Agent has agreed to purchase, all of the Notes at the price indicated on the cover of this pricing supplement. HSBC has agreed to indemnify the Agent against liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Agent may be required to make relating to these liabilities as described in the accompanying prospectus supplement and the prospectus. UBS Financial Services Inc. may allow to its affiliates a concession not in excess of the underwriting discount.

Subject to regulatory constraints, HSBC USA Inc. (or an affiliate thereof) intends to offer to purchase the Notes in the secondary market, but is not required to do so. HSBC or HSBC’s affiliate will enter into swap agreements or related hedge transactions with one of HSBC’s other affiliates or unaffiliated counterparties in connection with the sale of the Notes and the agent and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use this pricing supplement in market-making transactions after the initial sale of the Notes, but is under no obligation to make a market in the Notes and may discontinue any market-making activities at any time without notice.

See “Supplemental Plan of Distribution (Conflicts of Interest)” on page S-49 in the accompanying prospectus supplement.

Validity of the Notes

In the opinion of Morrison & Foerster LLP, as counsel to the Issuer, when the Notes offered by this pricing supplement have been executed and delivered by the Issuer and authenticated by the trustee pursuant to the Senior Indenture referred to in the prospectus supplement dated March 22, 2012, and issued and paid for as contemplated herein, such Notes will be valid, binding and enforceable obligations of the Issuer, entitled to the benefits of the Senior Indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith). This opinion is given as of the date hereof and is limited to the laws of the State of New York, the Maryland General Corporation Law (including the statutory provisions, all applicable provisions of the Maryland Constitution and the reported judicial decisions interpreting the foregoing) and the federal laws of the United States of America. This opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Indenture and the genuineness of signatures and to such counsel’s reliance on the Issuer and other sources as to certain factual matters, all as stated in the legal opinion dated July 27, 2012, which has been filed as Exhibit 5.1 to the Issuer’s Current Report on Form 8-K dated July 27, 2012.

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